Exhibit 10.25

SEPARATION AGREEMENT

This Agreement is between Merge Healthcare Incorporated, its subsidiaries and related entities, which in this Agreement are referred to collectively as “Merge Healthcare” and Gary D. Bowers, referred to in this Agreement as Employee or “Bowers.”

1. Background. Bowers’ employment with Merge Healthcare terminated, and Bowers experienced a separation from service (as defined in section 409A of the Internal Revenue Code and applicable guidance thereunder (hereafter referred to as “Section 409A”)), effective June 4, 2008 (the “Separation Date”). Both Bowers and Merge Healthcare desire an amicable separation and to fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. Merge Healthcare waives any notice and cure rights relating to Bowers’ termination of employment.

2. Employment Termination. Bowers understands that his employment with Merge Healthcare ended as of the Separation Date and as of such date he is no longer entitled to any of the rights or benefits set forth in the Employment Agreement between Merge Healthcare and Bowers, dated February 5, 2007, as such may have been amended (the “Employment Agreement”), other than as specifically set forth in this Agreement.

3. Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 18), and Bowers honoring all of its terms, and in lieu of and not in addition to any rights or benefits set forth in the Employment Agreement or to which Bowers may otherwise be entitled to, all of which Bowers acknowledges and agrees he is, other than as specifically set forth herein, no longer entitled to, Merge Healthcare will provide Bowers with the following pay and benefits:

a. Severance pay equal to 80% of (i) twelve (12) months’ regular base pay (based on an annual regular base pay of $235,000/year) plus (ii) $201,316.67 less applicable withholding and deductions. Merge Healthcare and Bowers acknowledge that pursuant to the Employment Agreement, the severance pay would otherwise be paid in twenty-four (24) substantially equal installments on the 15th and final day of each month over a twelve (12) month period from the Separation Date, with each installment treated as a separate “payment” for purposes of Section 409A. Accordingly, the parties believe that any benefits that would otherwise be payable (A) within 2-1/2 months after the end of Merge Healthcare’s taxable year containing the Separation Date, or (B) within 2-1/2 months after the Employee’s taxable year containing the Separation Date are exempt from Section 409A. Furthermore, to the extent the severance pay benefits are not exempt from Section 409A under the preceding sentence, those severance pay benefits are exempt from Section 409A as severance pay due to an involuntary separation from service because severance benefits are payable under the Employment Agreement only upon a separation that is “involuntary” for purposes of Section 409A and the sum of the severance pay benefits not exempt under the preceding sentence is equal to or less than the Involuntary Separation Amount (as defined in the Employment Agreement) Accordingly, the parties believe Bowers’ severance pay benefits are exempt from Section 409A pursuant to one of the two preceding sentences, and notwithstanding any provision in the Employment Agreement to the contrary, Bowers’ severance pay benefits shall be paid in a lump sum on the first regular payroll date following the date on which this Agreement becomes effective (see paragraph 18).

b. If Bowers and/or any of his dependents who are qualified beneficiaries (within the meaning of Code Section 4980B and any regulations thereunder) elect COBRA continuation coverage under any group health plan maintained by Merge Healthcare, then for twelve (12) calendar months following the Separation Date (the “severance period”), Merge Healthcare shall pay the provider of such COBRA continuation coverage an amount toward such COBRA continuation coverage premiums equal to 80% of the difference between Bowers’ monthly COBRA premium and the monthly active management employee premium for the same coverage under such plan or for comparable coverage provided to the employees of Merge Healthcare under the then applicable plan (the “COBRA supplement”). Bowers shall be responsible for all other COBRA continuation premiums and must make arrangements for providing such payments in accord with the COBRA continuation requirements. Merge Healthcare shall pay the COBRA supplement to such provider on or before the due date for the monthly premium for each month during the severance period during which such coverage is continued by Bowers. 1

c. In addition, to the extent not already paid, Bowers shall receive pay for any earned but unused vacation as of the Separation Date. Such vacation pay shall be paid out in a lump sum on the first regular payroll date following the Separation Date. The vacation payout shall be provided irrespective of whether this Agreement becomes effective notwithstanding anything to the contrary in this Agreement.

d. Bowers acknowledges and agrees that he has forfeited any and all unexercised stock options previously issued to Bowers from Merge Healthcare and any option agreement that exists between Bowers and Merge Healthcare is, effective as of the Separation Date, hereby terminated.

e. Nothing in this Agreement shall limit or reduce Bowers’ eligibility for coverage under any “tail” insurance policy for the directors and officers liability insurance policy of Merge Healthcare applicable to directors and officers of Merge Healthcare immediately prior to the Separation Date for any act or omission of Bowers during his employment.

f. Merge Healthcare acknowledges that it believes that the payments described above will not result in income under Section 409A to Bowers and that, under current applicable law and guidance, it will not report any such payments as Code Z income in Box 12 on Bowers’ Form W-2.

4. Acknowledgement. Bowers understands that the pay and benefits provided in this Agreement will not be paid or provided unless he accepts this Agreement and it becomes effective (see paragraph 18).

5. Release. Bowers understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Merge Healthcare, its subsidiaries, related companies and affiliates and each of their officers, directors, managers, employees, members, shareholders, attorneys, accountants and agents (together the “Merge Parties”) for any personal monetary relief, losses, claims, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement. Bowers understands that this release and waiver of claims includes, but is not limited to: (i) all claims relating to Bowers’ employment and the termination of that employment; (ii) any Merge Healthcare policy, practice, contract or agreement; (iii) any tort or personal injury; (iv) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation; (v) any laws governing employment discrimination including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and any and all state or local laws regarding discrimination; (vi) any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act; (vii) any laws or agreements that provide for punitive, exemplary or statutory damages; and (viii) any laws or agreements that provide for the payment of attorney fees, costs or expenses.

6. Non-Disparagement. Bowers agrees not to make critical, negative or disparaging remarks or written comments about the Merge Parties or Merge Healthcare’s products/services to others. Merge Healthcare similarly agrees not to make any negative or disparaging remarks or written comments about Bowers.

7. Future Employment. Bowers agrees that he is not now or hereafter entitled to employment or reemployment with Merge Healthcare and he agrees not to knowingly seek such employment, whether directly on his own or through an employment agency. Bowers further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, Merge Healthcare, its parent, subsidiaries, affiliates or related companies may completely ignore such application and fail to consider it based on this paragraph. Nothing in this paragraph, however, shall prevent Merge Healthcare from approaching Bowers with employment opportunities if it so desires.

8. Future Cooperation. Bowers agrees to cooperate with Merge Healthcare in the future and to provide to Merge Healthcare truthful information, testimony or affidavits requested in connection with any matter that arose during his employment. This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment or material personal obligations Bowers may have at the time of request. Merge Healthcare agrees to reimburse Bowers for reasonable expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Merge Healthcare. Any such reimbursable expenses shall be paid by Merge Healthcare to Bowers within sixty (60) days of receipt by Merge Healthcare of appropriate documentation for the expenses, but not later than the last day of Bowers’ taxable year following the taxable year in which the expenses were incurred. The expenses paid by Merge Healthcare during any taxable year of Bowers will not affect the expenses paid by Merge Healthcare to Bowers in another taxable year. Bowers’ right to reimbursement of such expenses is not subject to liquidation or exchange for another benefit.

9. Claims Not Waived. Bowers understands that this Agreement does not waive any claims that he may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) for benefits under any plan currently maintained by Merge Healthcare that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Merge Healthcare that provides health insurance continuation or conversion rights; (d) any claim over the obligations in this Agreement or their enforcement; (e) any claim that by law cannot be released or waived or (f) for “tail” insurance coverage referenced in Section 3(e) above or to indemnification as in effect as of the Separation Date by Merge Healthcare under its Articles of Incorporation or By-laws with respect to expenses or liabilities, actual or alleged, covered thereby with respect to acts or omissions by Bowers occurring during Bowers’ employment by Merge Healthcare.

10. Government Cooperation. Nothing in this Agreement prohibits Bowers from cooperating with any government agency.

11. Confidentiality & Non-Compete Obligation(s). Bowers agrees and understands that this Agreement does not supersede or otherwise limit or terminate his obligations under Sections 15-18 and the first Section 19 (as applicable to Sections 15-18) of his Employment Agreement; nor does this Agreement reduce Bowers’ obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition. The provisions of Sections 15 through 18 and the first Section 19 (as applicable to Sections 15-18) of the Employment Agreement are incorporated herein by reference and are explicitly reaffirmed and agreed to by Bowers. Bowers acknowledges and agrees that the payments described in Section 3 hereof are, in part, additional consideration for such obligations.

12. Non-admission. Bowers and Merge Healthcare both acknowledge and agree that nothing in this Agreement is meant to suggest that Merge Healthcare has violated any law or contract or that Bowers has any claim against Merge Healthcare.

13. Voluntary Agreement. Bowers acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

14. Consulting an Attorney. Bowers acknowledges that Merge Healthcare has encouraged him to and he has consulted with an attorney of his own choice about this Agreement and every matter that it covers before signing it.

15. Obligation to Pay Attorney Fees and Costs. Bowers understands and agrees that if he violates the commitments he has made in this Agreement, Merge Healthcare may seek to recover any payments and/or benefits provided in this Agreement and that, except as provided in paragraph 16, Bowers will be responsible for paying the actual attorney fees and costs incurred by Merge Healthcare in successfully enforcing this Agreement or in successfully defending a claim released by paragraph 5.

Merge Healthcare understands and agrees that it will be responsible for paying the actual attorney fees and costs incurred by Bowers in successfully enforcing this Agreement or in successfully defending a claim brought by Merge Healthcare against him under this Agreement.

Payment of such fees and costs shall be made by the reimbursing party to the reimbursed party within sixty (60) days of the date on which the prevailing party was determined, but in no event later than the last day of the reimbursed party’s taxable year following the taxable year in which the prevailing party was determined. If Bowers is the prevailing party, the expenses paid by Merge Healthcare during any taxable year of Bowers will not affect the expenses paid by Merge Healthcare in another taxable year. Bowers’ right to reimbursement if he is the prevailing party is not subject to liquidation or exchange for another benefit.

For any litigation under this Agreement, Bowers and Merge Healthcare agree that such matters shall be litigated in the state or federal courts situated in Milwaukee, Wisconsin, to which jurisdiction and venue all parties consent and is proper.

16. Exception to Attorney Fees Obligation. The obligation to pay Merge Healthcare’s attorney fees and costs does not apply to an action by Bowers regarding the validity of this Agreement under the ADEA.

17. Complete Agreement. Except as provided in paragraph 11 above, Bowers understands and agrees that this document and Sections 14-18 and the first Section 19 (as applicable to Sections 14-18) and the second Section 19 of his Employment Agreement comprise the entire agreement between he and Merge Healthcare relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

18. Effective Date and Revocation. This Agreement shall not be effective until seven days after Bowers signs it and returns it to Justin Dearborn, Chief Executive Officer of Merge Healthcare. During that seven-day period Bowers may revoke his acceptance of this Agreement by delivering to Justin Dearborn a written statement stating he wishes to revoke this Agreement or not be bound by it.

19. Final and Binding Effect. Bowers understands that if this Agreement becomes effective it will have a final and binding effect and that by signing and not timely revoking this Agreement he may be giving up legal rights.

20. Representations. By signing this Agreement Bowers represents that he has read this entire document and understands all of its terms.

21. Return of Property. Bowers acknowledges an obligation and agrees to return all Merge Healthcare property, unless otherwise specified in this paragraph. This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Merge Healthcare. In addition, Bowers agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to Merge Healthcare or is maintained by Merge Healthcare or on company property. Further, Bowers acknowledges an obligation and agrees not to destroy, delete or disable any company property, including items, files and materials on computers and laptops.

22. 45-Day Consideration Period. Bowers may consider whether to sign and accept this Agreement for a period of forty-five days (45) from the day he received it. If this Agreement is not signed, dated and returned to Justin Dearborn within forty-six (46) days, the offer of pay and benefits described in paragraph 3 will no longer be available.

23. Comparative Data/Eligibility Criteria. Bowers acknowledges that he has received with this Agreement a list for his location of the job titles of those employees whose employment is ending on or about the Separation Date and the ages of those employees and the employees whose employment at the same location is not ending.

Date Agreement provided to Bowers: July 18, 2008

ACCEPTED:	ACCEPTED:
/s/ Gary D. Bowers	Merge Healthcare Incorporated
—	/s/ Steve Oreskovich
Gary D. Bowers	—
Dated: July 20, 2008	Steve Oreskovich
—	Chief Financial Officer

[1]	By way of example, if the monthly COBRA continuation payment would be $250 and Bowers’ monthly active employee insurance cost would have been $100, Merge Healthcare will reduce its monthly COBRA continuation payment from $150 to $120 and Bowers shall be responsible for the remaining $130 per month with respect to his COBRA continuation coverage.